Exhibit 8.1

List of Subsidiaries of the Company

Name of Entity	Jurisdiction of Incorporation/Organization
LK Technology Ltd.	British Virgin Islands
Dream Beyond Global Limited	British Virgin Islands
Superengine Holding Limited	British Virgin Islands
Saleya Holding Limited	British Virgin Islands
BOTBRAIN AI LIMITED	British Virgin Islands
Pinkong Partner Ltd.	British Virgin Islands
PICO AI Ltd.	British Virgin Islands
PicoAI US Inc.	U.S.A
PICO AI HongKong Limited	Hong Kong
BOTBRAIN LIMITED	Hong Kong
MMB Limited	Hong Kong
Mobile Media (China) Limited	Hong Kong
Beijing Luokuang Spatial-Temporal Data Technology Co., Ltd.	Beijing, PRC
Shenzhen Luokung Technology Co., Ltd.	Shenzhen, PRC
Yunnan Luokung Technology Co., Ltd.	Kunming, PRC
DMG Infotech Co., Ltd	Beijing, PRC
Beijing BotBrain AI Information Technology Ltd.	Beijing, PRC
Beijing Zhong Chuan Shi Xun Technology Co., Ltd. (VIE Entity)	Beijing, PRC
Beijing BotBrain AI Technology Co., Ltd. (VIE Entity)	Beijing, PRC
eMapgo Technologies (Beijing) Co., Ltd. (VIE Entity)	Beijing, PRC
Jiangsu Zhong Chuan Rui You Information and Technology Co., Ltd. (VIE Entity)	Suqian, PRC
Huoerguosi Luokung Information and Technology Co., Ltd. (VIE Entity)	Huoerguosi, PRC
Shenzhen Jiu Zhou Shi Dai Digital and Technology Co., Ltd. (VIE Entity)	Shenzhen, PRC
Shanghai PICO AI Technology Co., Ltd. (VIE Entity)	Shanghai, PRC
Luokung Zhitong Technology Co., Ltd. (VIE Entity)	Beijing, PRC
Beijing Yuanli Anda Technology Co., Ltd. (VIE Entity)	Beijing, PRC
Beijing Luokung Zhishang Cateing Management Co., Ltd.	Beijing, PRC
Yunnan eMapgo Technologies Co., Ltd. (subsidiary of the VIE Entity)	Kunming, PRC